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                                 Exhibit 10.19


                              EMPLOYMENT AGREEMENT
_______________________________________________________________________________

THIS AGREEMENT dated as of October 1, 1999, by and between Thermatrix Inc. ("Thermatrix") and Daniel S. Tedone ("Mr. Tedone") is made upon the following terms and conditions.

1. General: As of October 1, 1999 the Board of Directors of Thermatrix has appointed Mr. Tedone, and Mr. Tedone has agreed, to serve as Executive Vice President and Chief Financial Officer of Thermatrix. Mr. Tedone shall faithfully and diligently devote his full business time, energy and abilities to carrying out the normal and customary duties of such position as they relate to a public corporation. Mr. Tedone shall also serve as an officer of Thermatrix and an officer and/or director of Thermatrix subsidiaries or affiliates as required.

2. Term: This Agreement shall commence on the date hereof and shall continue through the close of business on December 31, 2000 unless sooner terminated as herein provided.

3. Salary. Thermatrix shall pay Mr. Tedone a salary of sixteen thousand six hundred sixty-seven dollars ($16,667.00) per month, at the same time and in the same manner as other officers of Thermatrix are paid, subject to all applicable taxes, withholdings and other required or requested employee deductions.

4. Benefits. Mr. Tedone shall be entitled to participate in Thermatrix's medical and dental plans, life and disability insurance programs, 401(k) plan, employee stock purchase plan, holiday and vacation programs, and executive bonus plans that may be in effect and/or amended from time to time.

5. Stock Options. On October 13, 1999 Mr. Tedone shall be granted options to purchase 50,000 shares of Thermatrix common stock in accordance with the applicable employee stock option plan.

6. Indemnification. With respect to claims made against Mr. Tedone as an officer and/or employee of Thermatrix and/or as a director, officer and/or employee of any subsidiary and/or affiliate of Thermatrix, Mr. Tedone shall be entitled to indemnification and reimbursement and/or payment of expenses by Thermatrix in accordance with his Indemnification Agreement.

7. Severance Period and Severance Compensation. (a) The term "Severance Period" as used herein shall mean the twelve-month period immediately following the termination of Mr. Tedone's employment with Thermatrix. (b) The term "Severance Compensation" as used herein refers to the payment to Mr. Tedone of his Salary (as defined in Section 3) and the continuation of the Benefits (as defined in Section 4) at the expense of Thermatrix. It is expressly agreed that the Severance Compensation shall be in addition to any accrued vacation pay to which Mr. Tedone might otherwise be entitled on the termination of his employment with Thermatrix.

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8.  Termination by Thermatrix. Thermatrix may terminate Mr. Tedone's employment under this Agreement for any reason, at any time, by providing Mr. Tedone with 30-days written notice. In the event Mr. Tedone's employment is terminated for any reason other than for gross misconduct, Mr. Tedone shall be entitled to receive and Thermatrix shall pay the Severance Compensation for the Severance Period.

9. Termination by Mr. Tedone. Mr. Tedone may terminate his employment under this Agreement in the event of a breach by Thermatrix in the performance of any of its obligations hereunder or a breach of any statutory obligation of Thermatrix to Mr. Tedone, provided that such breach is not remedied within 30 days of its occurrence. In the event Mr. Tedone terminates his employment as a result of a breach of Thermatrix, he shall be entitled to receive and Thermatrix shall pay the Severance Compensation for the Severance Period. If Mr. Tedone voluntarily terminates his employment under this Agreement and Thermatrix is not in breach of this Agreement, he shall not be entitled to receive any additional compensation.

10. Miscellaneous: This Agreement shall be binding upon and inure to the benefit of the parties and their successors, and in the case of Thermatrix, its assigns.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

Thermatrix Inc.                           Daniel S. Tedone

/s/                                       /s/
___________________                       _______________________________
John T. Schofield
Chairman, President & CEO

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